ADVISORS SERIES TRUST

FIRST AMENDMENT TO THE OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDMENT, dated as of the 20th day of April, 2009, to the Operating Expenses Limitation Agreement, originally made and entered into on December 20, 1999 (the “Agreement”), is entered into by and between ADVISORS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of the Capital Advisors Growth Fund (the “Fund”), a series of the Trust, and the Advisor of the Funds, Capital Advisors, Inc. (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Appendix A of the Agreement; and

NOW, THEREFORE, the parties agree as follows:

Appendix A of the Agreement is hereby superseded and replaced with Appendix A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST on behalf of the Capital Advisors Growth Fund	CAPITAL ADVISORS, INC.

By: /s/ Douglas G. Hess	By: /s/Richard S. Lofgren
Print Name: Douglas G. Hess	Print Name: Richard S. Lofgren
Title: President	Title: COO and CCO

Appendix A

Fund	Operating Expense Limit	Effective Date

Capital Advisors Growth Fund	1.25%	May 1, 2009